UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2008

Avon Products, Inc.

(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas

New York, New York 10105-0196

(Address of principal executive offices) (Zip Code)

(212) 282-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 5, 2008, Avon Products, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with Andrea Jung, the Company’s Chairman and Chief Executive Officer (the “Amended Agreement”). The Amended Agreement amends Ms. Jung’s prior Employment Agreement, dated December 11, 1997, primarily to bring such agreement into compliance with Section 409A of the Internal Revenue Code (“409A”) and to incorporate existing benefits under the Supplemental Executive Retirement Plan into her agreement, as Ms. Jung is the sole remaining active participant under such Plan.

As required under 409A for all “specified employees” (generally defined under 409A as the fifty highest paid officers at a public company), the Amended Agreement provides that any cash payments and certain benefits to be provided following any separation from service are subject to a six-month wait period. Also, as required under 409A, the Amended Agreement provides for definitive provisions regarding the form and timing of payments.

Consistent with the Company’s severance policy as to form and time of payments, the agreement has been amended to provide that a portion of any severance payments payable to Ms. Jung would be paid as salary continuation over two years rather than in a lump sum and, in accordance with such policy, Ms. Jung’s stock options would continue to vest and be exercisable during such period in the event of an involuntary termination of employment by the Company without cause.

The above summary of the material terms of the Amended Agreement with Ms. Jung is qualified by reference to the text of the Agreement which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Amended and Restated Employment Agreement with Andrea Jung dated December 5, 2008.

(Page 2 of 3 Pages)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Kim K.W. Rucker
Kim K.W. Rucker
Senior Vice President and General Counsel

Date: December 8, 2008

(Page 3 of 3 Pages)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement with Andrea Jung dated December 5, 2008.